EXHIBIT 99.01

KANA Software Anticipates First Quarter Results Exceeding Expectations

MENLO PARK, Calif.— April 2, 2008 – KANA Software Inc. (OTCBB: KANA.OB), a world leader in multi-channel customer service, today announced selected preliminary financial results for the first quarter ended March 31, 2008.

Based on preliminary, unaudited financial results, KANA currently expects to report total revenue ranging between $17.5 million to $17.9 million for the first quarter of 2008. This compares to total revenue of $13.0 million reported in the first quarter of 2007. License revenue is expected to range between $5.3 million to $5.5 million for the first quarter of 2008. This compares to license revenue of $3.6 million reported in the first quarter of 2007.

KANA also expects to report positive cash flow from operations for the first quarter of 2008 and expects to report cash and cash equivalents of approximately $5.3 million at March 31, 2008 as compared to $4.3 million reported at December 31, 2007.

Results for the first quarter will be released following the close of the market on Wednesday, May 7, 2008. In conjunction with this, KANA will conduct a conference call with Michael S. Fields, Chief Executive Officer, and Michael J. Shannahan, Chief Financial Officer, at 1:30 p.m. PDT (4:30 p.m. EDT) on May 7, 2008 to discuss first quarter 2008 results. To listen to the conference call live, or to listen to a replay, please visit the investor relations portion of the KANA website at www.kana.com.

All statements relating to KANA’s first quarter ended March 31, 2008 financial performance contained in this news release are preliminary and may change based on the completion of the quarterly closing and review by KANA's independent registered public auditing firm.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA's estimated revenues and cash are forward-looking statements that involve risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as “expects,” “believes,” “may,” and other similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results of KANA to differ materially from those indicated by these forward-looking statements. These and other risks associated with KANA’s business are detailed under “Risk Factors” in KANA’s Annual Report on Form 10-K for the year ended December 31, 2007, as recently filed with the Securities and Exchange Commission.

About KANA

KANA is a world leader in multi-channel customer service. KANA's integrated solutions allow companies to deliver consistent, managed service across all channels, including email, chat, call centers and Web self-service, so customers have the freedom to choose the service they want, how and when they want it. KANA's clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20%. KANA's award-winning solutions are proven in more than 600 companies worldwide, including approximately half of the world's largest 100 companies. For more information visit www.kana.com.

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NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

For more information contact:

INVESTOR CONTACT:

Carolyn Bass or Daniel Wood

Market Street Partners

415-445-3235

kana@marketstreetpartners.com

MEDIA CONTACT:

Erica Burns

PAN Communications

978-474-1900

kana@pancomm.com